Exhibit 99.B(k)

John L. Reizian

Assistant Vice President and Associate General Counsel

Lincoln Life & Annuity Company of New York

350 Church Street

Hartford, Connecticut 06103-1106

Telephone: (860) 466-1539

Facsimile:  (860) 466-2550

John.Reizian@lfg.com

July 22, 2016

U. S. Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549-0506

Re:          LLANY Separate Account S for Flexible Premium Variable Life Insurance (the “Account”)

Lincoln Life & Annuity Company of New York (“LLANY”)

File No. 333-141769; 811-09257; CIK: 0001081039

Post-Effective Amendment No. 17 Form N-6, Rule 485(b)

Dear Sir or Madam:

As Assistant Vice President and Associate General Counsel of Lincoln Life & Annuity Company of New York (“LLANY”), I am familiar with the actions of the Board of Directors of LLANY, establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933, (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Charter and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate.  Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Post-Effective Amendment No. 17 to the Registration Statement and to the reference to me under the heading “Experts” in said Registration Statement, as amended.

Sincerely,

/s/ John L. Reizian

John L. Reizian
Assistant Vice President and Associate General Counsel